Exhibit 4.2

CERTIFICATE OF DESIGNATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.001 PER SHARE,

OF

THE PROVIDENCE SERVICE CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of The Providence Service Corporation, a Delaware corporation (hereinafter called the “Corporation”), with the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article FIFTH of the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board by the Certificate of Incorporation, the Board hereby authorizes [            ] shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation, as follows:

Defined terms used, but not separately defined herein, shall have the respective meanings ascribed thereto in Section 10 of this Certificate of Designations.

Section 1. NUMBER AND DESIGNATION. The shares of such series shall be designated “Series A Convertible Preferred Stock,” and the number of shares so designated shall be [            ] (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board and the approval by the holders of the Series A Preferred Stock and Series A-1 Preferred Stock, taken together and voting as a separate class (but not as separate series), as provided in Section 5(b)(iii) hereof; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then outstanding. Each share of Series A Preferred Stock shall have a par value of $0.001 per share.

Section 2. RANKING. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to the common stock of the Corporation, par value $0.001 per share (the “Common Stock”) and each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution (such junior stock being referred to hereinafter collectively as “Junior Stock”).

The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with the Series A-1 Preferred Stock and each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Parity Stock”).

The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Senior Stock”). The Series A Preferred Stock shall also rank junior to the Corporation’s existing and future Indebtedness.

Section 3. DIVIDENDS.

(a) Regular Dividends.

(i) The Corporation may pay a noncumulative cash dividend on each share of Series A Preferred Stock, when, as and if declared by the Board and permitted by the DGCL, out of any funds that are legally available therefor, at the rate of five and one-half percent (5.5%) per annum on the Liquidation Preference then in effect (as defined in Section 4(a) below) (a “Cash Dividend”) before any dividends shall be declared, set apart for or paid upon the Junior Stock. Following the Issue Date, on or before the third (3rd) Business Day immediately preceding each fiscal quarter of the Corporation, the Corporation shall determine its intention whether or not to pay a Cash Dividend with respect to such ensuing fiscal quarter and shall give notice of such intention to each holder of Series A Preferred Stock as soon as practicable thereafter; provided, however, that with respect to the period commencing on the Issue Date and ending on [            ], 201[    ], the Corporation [does intend to/does not intend to] pay a Cash Dividend.

(ii) In the event the Corporation does not declare and pay a Cash Dividend pursuant to Section 3(a)(i), the Liquidation Preference shall be increased to an amount equal to the Liquidation Preference in effect at the start of the applicable Regular Dividend Period, plus an amount equal to such then applicable Liquidation Preference multiplied by eight and one-half percent (8.5%) per annum, computed on the basis of a 365-day year and the actual number of days elapsed from the start of the applicable Regular Dividend Period to the applicable date of determination (the “PIK Dividend” and together with the Cash Dividend, the “Regular Dividends”).

(b) Participating Dividends. In the event that the Corporation shall, at any time, pay a dividend or make a distribution, whether in cash, in kind or other property, on the outstanding shares of Common Stock (other than any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is Common Stock or stock that ranks equally with or junior to the Common Stock; in which case an adjustment shall be made to the Conversion Price in accordance with Section 8(a) or Section 8(b), as applicable), the Corporation shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if all (i.e., without regard to any restrictions on conversion (including the Conversion Cap) at such time) of the shares of Series A Preferred Stock Beneficially Owned by such holder had been converted into Common Stock pursuant to Section 6 immediately prior to the applicable record date for determining the stockholders eligible to receive such dividend or distribution (the “Participating Dividends” and, together with the Cash Dividends, the “Dividends”).

(c) Dividend Payment Dates. Cash Dividends shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on [            ], 201[    ] (each such payment date being a “Regular Dividend Payment Date,” and the period from the Issue Date to [            ], 201[    ] and each full quarterly period thereafter being a “Regular Dividend Period”). Participating Dividends shall be payable if, as and when paid to the holders of shares of Common Stock (each such date being a “Participating Dividend Payment Date,” and, together with each Regular Dividend Payment Date, a “Dividend Payment Date”).

(d) Accrual of Dividends. If declared, the Cash Dividend shall begin to accrue on the first day of the applicable Regular Dividend Period. Cash Dividends are noncumulative. If applicable, the PIK Dividend (i) shall begin to accrue and be cumulative on the first day of each applicable Regular Dividend Period and shall remain accumulated dividends with respect to such Series A Preferred Stock until paid and (ii) shall compound at the applicable annual rate on each applicable subsequent Regular Dividend Payment Date. PIK Dividends shall accrue whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Any Cash Dividends payable on the Series A Preferred Stock pursuant to Section 3(a)(i) for any period shall be computed on the basis of a 365-day year and the actual number of days elapsed.

(e) Partial Payments of Dividends. When Cash Dividends are not paid in full upon the shares of Series A Preferred Stock, all dividends declared on Series A Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Series A Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series A Preferred Stock and such other class or series of Parity Stock bear to each other.

(f) Priority of Series A Preferred Stock Dividends. The Corporation shall not declare or pay any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive Participating Dividends. From and after the time, if any, that the Corporation shall have failed to pay on the date set for payment any Cash Dividend declared by the Board for any applicable Regular Dividend Period, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock) by the Corporation, directly or indirectly until all such Cash Dividends have been paid in full, without the approval of holders of the Series A Preferred Stock and Series A-1 Preferred Stock, taken together and voting as a separate class (but not as separate series), as provided in Section 5(b)(iv) hereof; provided, however, that the foregoing limitation shall not apply to: (i) purchases, redemptions or other acquisitions of shares of Junior Stock that are approved by the Board and made in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries; (ii) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock solely for any class or series of Junior Stock; or (iii) any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock. The Corporation shall not declare or pay any cash dividends on shares of Series A-1 Preferred Stock unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive Cash Dividends on a pro rata basis.

(g) Forfeiture of Certain Cash Dividends. Shares of Series A Preferred Stock shall not be entitled to any Cash Dividends or any other cash dividend to the extent provided in Section 4(a).

Section 4. LIQUIDATION, DISSOLUTION OR WINDING UP.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Corporation and distribution of any assets of the Corporation to the holders of Senior Stock, and before any distribution or payment shall be made to holders of any Junior Stock, each holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital, surplus or earnings) legally available therefor, an amount per share of Series A Preferred Stock equal to the Liquidation Preference. As used in this Certificate of Designations, the term “Liquidation Preference” shall mean $100.00 (the “Issue Price”), as such amount may be adjusted from time to time pursuant to Section 3(a)(ii); provided, however, that if, at any applicable date of determination of the Liquidation Preference hereunder, (i) any Cash Dividend has been declared by the Board but is unpaid or (ii) the Corporation has given notice (or failed to give such notice) of its intention to pay a cash dividend pursuant to Section 3(a)(i) but such cash dividend has not yet been declared by the Board, then Cash Dividends described in the foregoing clause (i) and cash dividends described in the foregoing clause (ii) shall be deemed, for purposes of calculating the applicable Liquidation Preference, to be PIK Dividends, determined and calculated as of the first day of any Regular Dividend Period in which the foregoing clauses (i) or (ii) shall apply. Upon (1) payment of the Liquidation Preference pursuant to this Section 4 or (2) the determination of the Liquidation Preference for purposes of a conversion or redemption of shares of Series A Preferred Stock pursuant to Section 6 or Section 7 hereof, as applicable, shares of Series A Preferred Stock that have received such payment of the Liquidation Preference or that are being so converted or redeemed shall not be entitled to any Cash Dividends described in the foregoing clause (i), even if outstanding on the record date set for payment of such Cash Dividends, or cash dividends described in the foregoing clause (ii). If, in connection with any distribution described in the first sentence of this Section 4(a), the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference then in effect and the corresponding amounts payable on the Parity Stock, then such assets, or the proceeds thereof, shall be distributed to the holders of Series A Preferred Stock and the holders of the Parity Stock in proportion to the full amounts to which the holders of the Series A Preferred Stock and the holders of the Parity Stock would otherwise be entitled pursuant to this Section 4(a) and the certificate of designations (or other governing instrument) of the Parity Stock, respectively.

(b) After the payment of the full Liquidation Preferences of the Series A Preferred Stock as set forth in Section 4(a), the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, Series A Preferred Stock and Parity Stock (on an as-if-converted to Common Stock basis (without regard to the foregoing payment of the Liquidation Preference and without regard to any restrictions on conversion (including the Conversion Cap)).

(c) The occurrence of a Change of Control (but solely to the extent contemplated by clause (ii) of the definition thereof) shall be deemed a Liquidation Event hereunder (a “Deemed Liquidation Event”), unless such treatment is waived in writing by holders of a majority in voting power of the outstanding shares of the Series A Preferred Stock and shares of Series A-1 Preferred Stock, taken together and voting as a separate class (but not as separate series).

(d) If the consideration received in connection with any Liquidation Event is other than cash, its value will be determined as follows:

(i) Any securities received as consideration in connection with any Liquidation Event shall be valued as follows:

(A) With respect to securities not subject to restrictions on free marketability covered by subsection (B) below:

(1) If traded on a securities exchange or through The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(B) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs (i)(A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(ii) If any consideration received in connection with any Liquidation Event is not in the form of cash or otherwise covered by subparagraph (i), the value shall be the fair market value thereof, as determined in good faith by the Board.

Section 5. VOTING RIGHTS.

(a) General Rights. Except as otherwise provided herein or as required by law, holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of Common Stock. In the event of any such vote or action by written consent, each holder of shares of Series A Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Section 6 hereof) as of the Close of Business on the record date fixed for such vote or such written consent; provided, however, that, prior to the receipt of the Stockholder Approval, the Series A Preferred Stock Beneficially Owned by the Investors or any of their respective Affiliates may only be voted to the extent that the aggregate voting power of all of the Corporation’s Voting Stock that is Beneficially Owned by the Investors and their respective Affiliates does not exceed 19.99% of the aggregate voting power of all of the Corporation’s Voting Stock outstanding on the applicable record date for determining stockholders who may vote with respect to any proposal (the “Voting Cap”). The Series A Preferred Stock Beneficially Owned by the Investors or any of their respective Affiliates shall immediately and permanently cease to be subject to the Voting Cap upon any Investor Rights Termination Event, other than a Liquidation Event or Deemed Liquidation Event. In connection with any vote or action by written consent with respect to the Stockholder Approval, the shares of Series A Preferred Stock Beneficially Owned by the Investors or any of their respective Affiliates shall not be considered for purposes of any such affirmative vote or action by written consent. Subject to the foregoing, each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted (taking into account, for the avoidance of doubt, the Liquidation Preference then in effect for purposes of the Conversion Rate, any Conversion Price adjustments made pursuant to Section 8, and, if applicable, the Voting Cap) at the record date for the determination of the stockholders entitled to vote on or consent to such matters. The holders of Series A Preferred Stock shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation (the “Bylaws”).

(b) Separate Vote of Preferred Stock. In addition to any other vote or consent required herein or by applicable law, unless waived in writing by holders of a majority in voting power of the outstanding shares of the Series A Preferred Stock and shares of Series A-1 Preferred Stock, taken together and acting as a separate class (but not as separate series), the vote or written consent of the holders of a majority in voting power of the outstanding shares of the Series A Preferred Stock and shares of Series A-1 Preferred Stock, taken together and voting as a separate class (but not as separate series), shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise):

(i) Any change, amendment, alteration or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the Certificate of Incorporation or Bylaws that amends or modifies, in a manner adverse to, in any material respect, the rights, preferences, privileges or voting powers of either the Series A Preferred Stock or the Series A-1 Preferred Stock, except as permitted by Section 5(b)(iii);

(ii) Any authorization, designation, recapitalization, whether by reclassification, by merger or otherwise, or issuance of any new class or series of stock or any other securities convertible into equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock, except with respect to any Series A-1 Preferred Stock;

(iii) Any increase or decrease in the authorized number of shares of Series A Preferred Stock or Series A-1 Preferred Stock, other than with respect to any increase in the authorized number of shares of (A) Series A Preferred Stock, to the extent such increase is necessary for the Corporation’s compliance with the conversion rights of holders of Series A-1 Preferred Stock set forth in Section 6(c) of the Series A-1 Certificate of Designations, and (B) Series A-1 Preferred Stock, to the extent that any such increase is necessary for the Corporation’s compliance with its exchange obligations under the Exchange Agreement, subject in each case to the limitations on the issuance of preferred stock as set forth in the Certificate of Incorporation;

(iv) Any redemption, repurchase or other acquisition, or payment of dividends or other distributions, by the Corporation with respect to any securities of the Corporation that constitute Junior Stock, except as permitted by Section 3(f);

(v) The entry by the Corporation into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the Corporation from performing its obligations to the holders of Series A Preferred Stock under this Certificate of Designations, the Certificate of Incorporation or otherwise;

(vi) The entry by any Subsidiary into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the payment of dividends or the making of distributions to the Corporation; or

(vii) The issuance by the Corporation of equity or securities convertible into equity of the Corporation at a price that is more than 25% below fair market value of such equity or securities at the time of issuance thereof.

(c) Separate Vote of Investors. In addition to any other vote or consent required herein or by applicable law, at any time the Investors and their respective Affiliates are the holders of record of more than 50% of the issued and outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock taken together, the vote or written consent of a majority in voting power of the outstanding shares of the Series A Preferred Stock and shares of Series A-1 Preferred Stock, taken together and voting as a separate class (but not as separate series), shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise):

(i) Any voluntary initiation of any liquidation, dissolution or winding up of the Corporation; and

(ii) Any Deemed Liquidation Event.

Section 6. CONVERSION.

(a) Optional Conversion by Holders. Subject to and in compliance with the provisions of this Section 6, any shares of Series A Preferred Stock may, at the option of the holder thereof, be converted at any time into fully paid and nonassessable shares of Common Stock. Upon conversion, a holder of Series A Preferred Stock shall be entitled to a number of shares of Common Stock equal to the product obtained by multiplying the Conversion Rate (as defined in and determined as provided for in Section 6(d)) then in effect, by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares, as set out in Section 8(i); provided, however, that prior to the receipt of the Stockholder Approval, the Series A Preferred Stock Beneficially Owned by the Investors or any of their respective Affiliates may not be converted pursuant to this Section 6(a) to the extent that after giving effect to such conversion, such Investors and their respective Affiliates would Beneficially Own, in the aggregate, in excess of 19.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion (the “Conversion Cap”); provided, further, that for purposes of determining the Conversion Cap pursuant to any provision of this Certificate of Designations, the aggregate number of shares of Common Stock Beneficially Owned by the Investors or any of their respective Affiliates shall include (i) the number of shares of Common Stock Beneficially Owned by the Investors or any of their respective Affiliates (excluding shares of Common Stock that could be acquired upon conversion of the Series A Preferred Stock and the Series A-1 Preferred Stock) plus (ii) the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock with respect to which the determination of the immediately preceding proviso is being made. Notwithstanding anything herein to the contrary, prior to the occurrence of the first vote of the stockholders of the Corporation with respect to the Stockholder Approval, no Series A Preferred Stock may be converted into Common Stock.

(b) Optional Conversion by the Corporation. If, at any time following the third anniversary date of the Issue Date, the VWAP of the Common Stock equals or exceeds two times the Conversion Price for a period of 30 consecutive Trading Days (the Business Day immediately following such 30th Trading Day, the “Corporation Conversion Date”), and if the Corporation shall so elect, any or all shares of Series A Preferred Stock may be converted automatically (and without further action following any such election) into a number of shares of Common Stock equal to the product obtained by multiplying the Conversion Rate then in effect, by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares, as set out in Section 8(i) (the “Corporation Conversion”); provided, however, that prior to the receipt of the Stockholder Approval, the Series A Preferred Stock Beneficially Owned by the Investors or any of their respective Affiliates may not be converted into Common Stock pursuant to this Section 6(b) to the extent that after giving effect to such conversion, the Investors and their respective Affiliates would Beneficially Own shares of Common Stock, in the aggregate, in excess of the Conversion Cap. Series A Preferred Stock Beneficially Owned by the Investors and their respective Affiliates shall immediately and permanently cease to be subject to the Conversion Cap upon any Investor Rights Termination Event, other than a Liquidation Event or Deemed Liquidation Event. Notwithstanding the foregoing, the Corporation may not elect a Corporation Conversion at any time during the period (the “Standstill Period”) commencing on the date that the Corporation shall have made a public announcement that the Corporation has entered into a definitive agreement with respect to a transaction constituting a Deemed Liquidation Event and ending on the date of the first to occur of (i) the consummation of such transaction and (ii) the date that the Corporation shall have made a public announcement that any such definitive agreement has been terminated. For purposes of calculating the next available Corporation Conversion Date, the VWAP shall not be deemed to equal or exceed two times the Conversion Price at any time during the Standstill Period.

(c) Optional Special Dividend and Conversion on Certain Change of Control. At the written election (including written notice to the Corporation) by holders of a majority in voting power of the outstanding shares of the Series A Preferred Stock and shares of Series A-1 Preferred Stock, taken together as a separate class (but not as separate series), upon the occurrence of a Change of Control pursuant to clause (i) of the definition thereof (but solely in connection with a transaction that is a third party tender offer that is publicly disclosed and approved (or recommended to stockholders of the Corporation) by the Board and does not otherwise contemplate any other transaction that would constitute a Change of Control apart from clause (i) of the definition of thereof):

(i) the Board shall, subject to applicable law, declare and the Corporation shall pay a special cash dividend (as such may be adjusted pursuant to this Section 6(c), the “Special Dividend”) on each share of Series A Preferred Stock and Series A-1 Preferred Stock, out of any funds that are legally available therefor (the “Legally Available Funds”), in the amount of the Liquidation Preference per share then in effect with respect to the Series A Preferred Stock and the liquidation preference then in effect with respect to the Series A-1 Preferred Stock pursuant to the Series A-1 Certificate of Designations; provided, however, that to the extent the Legally Available Funds are not sufficient to pay the Special Dividend in full (the amount of such shortfall being referred to as a “Funds Shortfall”), the aggregate Special Dividend in respect of all shares of Series A Preferred Stock and any special dividend applicable to Parity Stock shall be reduced to an aggregate amount equal to the Legally Available Funds and the Special Dividend (as so reduced) and any applicable special dividend with respect to Parity Stock shall be paid to the holders of Series A Preferred Stock and the holders of the Parity Stock in proportion to the full amounts to which the holders of the Series A Preferred Stock and the holders of the Parity Stock would otherwise be entitled pursuant to Section 3(e) and the certificate of designations (or other governing instrument) of the Parity Stock, respectively; and

(ii) as of the payment date of the Special Dividend, all outstanding shares of Series A Preferred Stock automatically shall be converted (without further action) into a number of shares of Common Stock equal to the product obtained by multiplying the Conversion Rate then in effect, by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares, as set out in Section 8(i); provided; however, that for purposes of determining the Conversion Rate as applicable to this Section 6(c)(ii), the aggregate Liquidation Preference on each share of Series A Preferred Stock and the liquidation preference on each share of any applicable Parity Stock as provided in the certificate of designations (or other governing instrument) of such Parity Stock shall be increased by the Funds Shortfall applicable to each such share.

(d) Conversion Rate and Conversion Price. The conversion rate in effect at any applicable time for conversion of each share of Series A Preferred Stock into Common Stock (the “Conversion Rate”) shall be the quotient obtained by dividing the Liquidation Preference then in effect by the Conversion Price (as defined below). The conversion price for the Series A Preferred Stock shall initially be $39.88 (the “Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with Section 8. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(e) Conversion Procedures. In order to exercise the conversion privilege set forth in Section 6(a) with respect to any shares of Series A Preferred Stock held in book-entry form with the Depositary Trust Company or its successor (“DTC”), a holder must comply with DTC’s procedures for converting any shares of Series A Preferred Stock. In order to exercise the conversion privilege set forth in Section 6(a) with respect to any certificated shares of Series A Preferred Stock, a holder must do each of the following in order to convert its shares of Series A Preferred Stock:

(i) complete and manually sign the conversion notice provided by the conversion agent, and deliver such notice to the conversion agent;

(ii) deliver to the conversion agent the certificate or certificates representing the shares of Series A Preferred Stock to be converted (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation);

(iii) if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Corporation; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 6(i).

(f) Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any shares of Series A Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding.

(g) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, payable in lieu of fractional shares, upon conversion of Series A Preferred Stock on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash as of the Close of Business on such Conversion Date. As promptly as practicable on or after the applicable Conversion Date and, in the case of a conversion pursuant to Section 6(a), compliance by the applicable holder with the relevant conversion procedures contained in Section 6(e) (and in any event no later than three Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares). Such delivery of shares of Common Stock shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the

Corporation to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice. If fewer than all of the shares of Series A Preferred Stock Beneficially Owned by any holder hereto are converted pursuant to this Section 6, then book-entry shares (or, if elected by the holder, a new certificate) representing the unconverted shares of Series A Preferred Stock shall be issued to such holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable shares of Common Stock. Any cash payable in lieu of fractional shares shall be delivered to the applicable holder at the address for such holder as set forth in the conversion notice. In the event that a holder shall not by written notice designate the name in which shares of Common Stock and, to the extent applicable, cash to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and, if applicable, cash should be delivered, the Corporation shall be entitled to register and deliver such shares and, if applicable, cash in the name of the holder and in the manner shown on the records of the Corporation.

(h) Status of Converted or Acquired Shares. Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise acquired by the Corporation in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall upon their retirement and any filing required by the DGCL become authorized but unissued shares of preferred stock of the Corporation, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(i) Taxes.

(i) The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Stock, Common Stock, or other securities issued upon conversion of the Series A Preferred Stock to the extent required by law. Prior to the date of any such payment, each holder of Series A Preferred Stock shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable.

(ii) The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (A) the issue of the Series A Preferred Stock and (B) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

Section 7. REDEMPTION.

(a) Redemption at the Option of the Holder Upon a Change of Control.

(i) Upon the occurrence of a Change of Control (other than (A) a Change of Control constituting a Deemed Liquidation Event (unless such Deemed Liquidation Event is waived as provided in Section 4(c)) and (B) a Change of Control resulting in a conversion under Section 6(c)) and subject to applicable law, each holder of shares of Series A Preferred Stock that remain outstanding thereafter, if any, shall have the right to require the Corporation to redeem, in full, out of funds legally available therefor, by irrevocable written notice to the Corporation, all of such holder’s shares of Series A Preferred Stock at a redemption price per share equal to the Liquidation Preference then in effect per share of the Series A Preferred Stock.

(ii) Within 30 days of the occurrence of a Change of Control, the Corporation shall send notice by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation stating (A) that a Change of Control has occurred, (B) that all shares of Series A Preferred Stock tendered prior to a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed shall be accepted for redemption and (C) the procedures that holders of the Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be redeemed, including the place or places where certificates for such shares are to be surrendered (or an indemnification undertaking as reasonably determined by the Corporation with respect to such certificates in the event of their loss, theft or destruction) for payment of the redemption price. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.

(b) Redemption at the Option of the Corporation. Subject to applicable law, the Series A Preferred Stock may be redeemed, in whole or in part, out of funds legally available therefor, at any time from and after the 10th anniversary date of the Issue Date, at the option of the Corporation, upon giving notice of redemption pursuant to Section 7(c), at a redemption price per share equal to the Liquidation Preference then in effect per share of the Series A Preferred Stock.

(c) Notice of Redemption at the Option of the Corporation. Notice of every redemption of shares of Series A Preferred Stock pursuant to Section 7(b) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 7(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a holder shall state: (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered (or an indemnification undertaking as reasonably determined by the Corporation with respect to such certificates in the event of their loss, theft or destruction) for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding pursuant to this Section 7, the shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Corporation shall have the power and authority to prescribe reasonable and customary terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, then book-entry shares (or, if elected by the holder, a new certificate) shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. Notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall be retired as provided for in Section 6(h) and such shares will no longer be issued and outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

Section 8. ANTI-DILUTION PROVISIONS.

(a) Adjustment Upon Common Stock Event. Upon the (i) the issuance by the Corporation of additional shares of Common Stock as a dividend or other similar distribution on outstanding shares of Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than such events wherein the holders of the Series A Preferred Stock participate therein pursuant to Section 3(b)) (each, a “Common Stock Event”) after the Issue Date, the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (A) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (B) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

(b) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Issue Date, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event and other than such events wherein the holders of the Series A Preferred Stock participate therein pursuant to Section 3(b), then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the applicable Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 8 with respect to the rights of the holders of Series A Preferred Stock or with respect to such other securities by their terms.

(c) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Issue Date, the Common Stock issuable upon the conversion of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event described in Section 8(a) or as described in Section 8(b)), then in any such event each holder of such Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d) Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Issue Date, there is a reorganization of the Corporation (other than as described in Section 8(a), (b) or (c)) or a merger or consolidation of the Corporation with or into another corporation (except, for all purposes of this Section 8(d), a Deemed Liquidation Event that is not waived as provided in Section 4(c)), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of such Series A Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, merger or consolidation by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such reorganization, merger or consolidation, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of such Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 8 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 8(d) shall similarly apply to successive reorganizations, mergers and consolidations. The Corporation shall not effect any such reorganization, merger or consolidation unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger shall assume by written instrument the obligations of the Corporation under this Certificate of Designations.

(e) Successive Adjustments. After an adjustment to the Conversion Price under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to each such Conversion Price as so adjusted.

(f) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 8 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(g) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 8, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 8 and prepare and transmit to the conversion agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the holders of the Series A Preferred Stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(h) Conversion Agent. The conversion agent, if other than the Corporation, shall not at any time be under any duty or responsibility to any holder of Series A Preferred Stock to determine whether any facts exist that may require any adjustment of the applicable Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The conversion agent, if other than the Corporation, shall be fully authorized and protected in relying on any officer’s certificate delivered pursuant to Section 8(g) and any adjustment contained therein and the conversion agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The conversion agent, if other than the Corporation, shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock; and the conversion agent makes no representation with respect thereto. The conversion agent, if other than the Corporation, shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 8.

(i) Fractional Shares. No fractional shares of Common Stock will be delivered to the holders of Series A Preferred Stock upon conversion of shares of Series A Preferred Stock into Common Stock as provided herein. In lieu of fractional shares otherwise issuable, holders of Series A Preferred Stock will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a holder of Series A Preferred Stock upon the conversion of such holder’s shares of Series A Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such holder that are being converted on any single Conversion Date.

Section 9. RESERVATION OF SHARES ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock and payment of dividends on the Series A Preferred Stock, each as herein provided, free from preemptive rights, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of all outstanding shares of Series A Preferred Stock and payment of dividends hereunder (and all dividends payable in the next twelve (12) months, assuming all such dividends will be PIK Dividends), assuming for the purposes of this calculation that at all times the Stockholder Approval has been obtained and that the Conversion Cap does not apply. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then-outstanding shares of the Series A Preferred Stock and payment of dividends hereunder (and all dividends payable in the next twelve (12) months, assuming all such dividends will be PIK Dividends), the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

Section 10. CERTAIN DEFINITIONS.

As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Investors for purposes of this Certificate of Designations. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

“Board” shall have the meaning ascribed to it in the recitals.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Bylaws” shall have the meaning ascribed to it in Section 5(a).

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Corporation.

“Cash Dividend” shall have the meaning ascribed to it in Section 3(a)(i).

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning ascribed to it in the recitals.

“Change of Control” shall mean the occurrence of any of the following:

(i) any Person (other than the Investors or any of their respective Affiliates or a Person acting as a group with the Investors or any of their respective Affiliates) shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Corporation’s Capital Stock entitling such Person to exercise 50% or more of the total voting power of all classes of Voting Stock of the Corporation, other than an acquisition by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this clause (i), “Person” shall include any group as such term is used in Rule 13d-5(b) promulgated under the Exchange Act); or

(ii) the Corporation (A) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation sells, leases, licenses, transfers, or otherwise disposes of all or substantially all of the assets of the Corporation to another Person or (B) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(1) that does not result in a reclassification, conversion, exchange or cancellation of outstanding Common Stock; or

(2) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or

(3) where the Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Close of Business” shall mean 5:00 p.m., New York City time, on any applicable Business Day.

“Closing Price” shall mean, on any particular date, (a) the last reported trade price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the Common Stock is not then listed or quoted for the Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not publicly traded, the fair market value of a share of Common Stock as determined by the Board in good faith.

“Common Stock” shall have the meaning ascribed to it in Section 2.

“Common Stock Event” shall have the meaning ascribed to it in Section 8(a).

“Conversion Cap” shall have the meaning ascribed to it in Section 6(a).

“Conversion Date” shall mean, with respect to a conversion of Series A Preferred Stock pursuant to:

(a) Section 6(a), the date on which a holder complies in all respects with the procedures set forth in Section 6(e);

(b) Section 6(b), the Corporation Conversion Date; and

(c) Section 6(c), the date of the applicable conversion event specified therein.

“Conversion Price” shall have the meaning ascribed to it in Section 6(d).

“Conversion Rate” shall have the meaning ascribed to it in Section 6(d).

“Corporation” shall have the meaning ascribed to it in the recitals.

“Corporation Conversion” shall have the meaning ascribed to it in Section 6(b).

“Corporation Conversion Date” shall have the meaning ascribed to it in Section 6(b).

“Deemed Liquidation Event” shall have the meaning ascribed to it in Section 4(c).

“DGCL” shall mean the Delaware General Corporation law, as amended from time to time.

“Dividends” shall have the meaning ascribed to it in Section 3(b).

“Dividend Payment Date” shall have the meaning ascribed to it in Section 3(c).

“DTC” shall have the meaning ascribed to it in Section 6(e).

“Exchange Agreement” means the Series A Preferred Stock Exchange Agreement, dated as of [            ], 201[    ], by and among Coliseum Capital Partners, L.P., a Delaware limited partnership, Coliseum Capital Partners II, L.P., a Delaware limited partnership, Coliseum Capital Co-Invest, L.P., a Delaware limited liability company, and Blackwell Partners, LLC, a Georgia limited liability company, and the Corporation.

“Funds Shortfall” shall have the meaning ascribed to it in Section 6(c)(i).

“Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money.

“Investors” means Coliseum Capital Partners, L.P., a Delaware limited partnership, Coliseum Capital Partners II, L.P., a Delaware limited partnership, Coliseum Capital Co-Invest, L.P., a Delaware limited liability company, and Blackwell Partners, LLC, a Georgia limited liability company.

“Investor Rights Termination Event” shall mean the occurrence of any of the following: (a) the date on which Stockholder Approval has been obtained, (b) the date on which neither the Investors nor any of their respective Affiliates holds the applicable shares of Series A Preferred Stock (but only with respect to such shares of Series A Preferred Stock that are no longer Beneficially Owned by the Investors or any of their respective Affiliates), (c) a Liquidation Event or a Deemed Liquidation Event, or (d) a Change of Control, other than a Deemed Liquidation Event.

“Issue Date” shall mean [            ], 201    .

“Issue Price” shall have the meaning ascribed to it in Section 4(a).

“Junior Stock” shall have the meaning ascribed to it in Section 2.

“Legally Available Funds” shall have the meaning ascribed to it in Section 6(c)(i).

“Liquidation Event” shall have the meaning ascribed to it in Section 4(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 4(a).

“Parity Stock” shall have the meaning ascribed to it in Section 2.

“Participating Dividends” shall have the meaning ascribed to it in Section 3(b).

“Participating Dividend Payment Date” shall have the meaning ascribed to it in Section 3(c).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“PIK Dividend” shall have the meaning ascribed to it in Section 3(a)(ii).

“Regular Dividends” shall have the meaning ascribed to it in Section 3(a)(ii).

“Regular Dividend Payment Date” shall have the meaning ascribed to it in Section 3(c).

“Regular Dividend Period” shall have the meaning ascribed to it in Section 3(c).

“Senior Stock” shall have the meaning ascribed to it in Section 2.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Series A-1 Certificate of Designations” means the Certificate of Designations relating to the Series A-1 Preferred Stock originally filed by the Corporation with the Secretary of State of the State of Delaware on             , 20    , as it may be amended from time to time.

“Series A-1 Preferred Stock” means the Series A-1 Convertible Preferred Stock, par value $0.001 per share, having the voting powers, designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions set forth in the Series A-1 Certificate of Designations.

“Special Dividend” shall have the meaning ascribed to it in Section 6(c)(i).

“Standby Purchase Agreement” shall mean that certain Standby Purchase Agreement by and between the Corporation and the Investors, dated as of October 23, 2014.

“Standstill Period” shall have the meaning ascribed to it in Section 6(b).

“Stockholder Approval” means all approvals of the stockholders of the Corporation necessary to approve the transactions contemplated under the Standby Purchase Agreement and the issuance of the Series A Preferred Stock with the rights and privileges described in this Certificate of Designation, including any approvals by the holders of Common Stock as may be required under the listing standards of The Nasdaq Stock Market (or any successor thereto or other trading market on which the Common Stock is listed), including Nasdaq Stock Market Rule 5635(b).

“Subsidiary” means any entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such entity).

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not trading on a national securities exchange, a Business Day on which the Common Stock is trading in its principal market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

“Voting Cap” shall have the meaning ascribed to it in Section 5(a).

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors of the Corporation (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” shall mean, as of any applicable date of determination, the volume weighted average per share price of the Common Stock on the applicable Trading Day on the principal national securities exchange on which the Common Stock is listed or admitted to trading, of not so admitted or listed, as otherwise reasonably determined by the Board.

Section 11. HEADINGS. The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 12. RECORD HOLDERS. To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and, to the fullest extent permitted by law, neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 13. NOTICES. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 14. REPLACEMENT CERTIFICATES. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 15. TRANSFER AGENT, CONVERSION AGENT, REGISTRAR AND PAYING AGENT. The duly appointed transfer agent, conversion agent, registrar and paying agent for the Series A Preferred Stock shall be the Corporation. The Corporation may, in its sole discretion, appoint a successor transfer agent and remove such transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided, however, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preferred Stock.

Section 16. SEVERABILITY. If any term of the Series A Preferred Stock (or part thereof) set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 17. OTHER RIGHTS. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

IN WITNESS WHEREOF, The Providence Service Corporation has caused this Certificate of Designations to be duly executed by its authorized corporate officer this [    ] day of [            ], 201    .

THE PROVIDENCE SERVICE CORPORATION

By:
Name:	[Warren S. Rustand]
Title:	[Chief Executive Officer]